Exhibit 10.1

ORCKIT COMMUNICATIONS LTD.

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

Notice is hereby given that a Special General Meeting of Shareholders (the “Meeting”) of Orckit Communications Ltd. (the “Company”) will be held on Thursday, March 31, 2005 at 10:00 A.M. (Israel time), at the offices of the Company, 126 Yigal Allon Street, Tel Aviv, Israel, for the following purpose:

(1)	to approve an amendment to our Memorandum and Articles of Association increasing our registered share capital from 10,000,000 to 50,000,000 Ordinary Shares;

(2)	to approve an amendment to the our Articles of Association with respect to notices to shareholders outside Israel; and

(3)	to approve Eric Paneth to serve as both our Chairman of the Board and Chief Executive Officer for a period of up to three years.

Shareholders of record at the close of business on March 2, 2005 are entitled to notice of, and to vote at, the Meeting. All shareholders are cordially invited to attend the Meeting in person.

Shareholders who are unable to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and to return it promptly in the pre-addressed envelope provided. No postage is required if mailed in the United States. Shareholders who attend the Meeting may revoke their proxies and vote their shares in person.

Joint holders of shares should take note that, pursuant to Article 32(d) of the Articles of Association of the Company, the vote of the most senior holder of joint shares who tenders a vote, in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s). For this purpose, seniority will be determined by the order in which the names stand in the Company’s Register of Members.

By Order of the Board of Directors, Eric Paneth Chairman of the Board of Directors and Chief Executive Officer Izhak Tamir President

Dated: March 2, 2005

ORCKIT COMMUNICATIONS LTD.
126 Yigal Allon Street
Tel Aviv, Israel

PROXY STATEMENT

        This Proxy Statement is furnished to the holders of Ordinary Shares, no par value (the “Ordinary Shares”), of Orckit Communications Ltd. (the “Company”) in connection with the solicitation by the Board of Directors of proxies for use at a Special General Meeting of Shareholders (the “Meeting”), or at any adjournment thereof, pursuant to the accompanying Notice of Special General Meeting of Shareholders. The Meeting will be held on Thursday, March 31, 2005 at 10:00 A.M. (Israel time), at the offices of the Company, 126 Yigal Allon Street, Tel Aviv, Israel.

        The agenda of the Meeting will be as follows:

(1)	to approve an amendment to our Memorandum and Articles of Association increasing our registered share capital from 10,000,000 to 50,000,000 Ordinary Shares;

(2)	to approve an amendment to the our Articles of Association with respect to notices to shareholders outside Israel; and

(3)	to approve Eric Paneth to serve as both our Chairman of the Board and Chief Executive Officer for a period of up to three years.

        The Company currently is not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies intend to vote in accordance with their judgment on such matters.

        A form of proxy for use at the Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares represented by any proxy in the enclosed form, if the proxy is properly executed and received by the Company not less than 72 hours prior to the time fixed for the Meeting, will be voted in favor of all the matters to be presented at the Meeting, as described above, unless a shorter period is determined by the Board of Directors. Shareholders may revoke the authority granted by their execution of proxies by filing with the Company a written notice of revocation or duly executed proxy bearing a later date, provided such revocation or later proxy is received prior to the above deadline, or by voting in person at the Meeting. On all matters considered at the Meeting, abstentions and broker non-votes will be treated as neither a vote “for” nor “against” the matter, although they will be counted in determining whether a quorum is present.

        Proxies for use at the Meeting are being solicited by the Board of Directors of the Company. Only shareholders of record at the close of business on March 2, 2005 will be entitled to vote at the Meeting. Proxies are being mailed to shareholders on or about March 7, 2005 and will be solicited chiefly by mail. However, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, e-mail or other personal contact. The Company will bear the cost for the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

        On March 2, 2005, 4,550,406 Ordinary Shares were outstanding. Each Ordinary Share is entitled to one vote upon each of the matters to be presented at the Meeting. Two or more shareholders holding in the aggregate at least 25% of the outstanding Ordinary Shares, present in person or by proxy and entitled to vote, will constitute a quorum at the Meeting.

Share Ownership

        The following table sets forth, as of February 28, 2005 (except as specified otherwise), the number of our Ordinary Shares, which constitute our only voting securities, beneficially owned by all shareholders known to us to own more than 5% of our outstanding Ordinary Shares. As of February 28, 2005, we had 4,540,718 Ordinary Shares outstanding.

Identity of Person or Group	Amount Owned	Percent of Class

Eric Paneth (1)	563,021	12.3%
Izhak Tamir (2)	563,021	12.3%
Phylon Fund Limited and affiliate(3)	330,000	7.3%

(1)(2)	Includes for each of Mr. Paneth and Mr. Tamir, 20,000 Ordinary Shares issuable upon the exercise of options that vest within the next 60 days. In addition, securities held by each of Mr. Paneth and Mr. Tamir in Corrigent Systems, a subsidiary of ours, may be converted under certain conditions into our Ordinary Shares.

(3)	Based on a Schedule 13G/A, dated February 10, 2005, of Phylon Fund Limited and Phylon Investment Advisers LLP filed with the Securities and Exchange Commission.

AGENDA OF THE SPECIAL GENERAL MEETING

Item 1 – Approval of an amendment to the Company’s Memorandum and Articles of Association increasing the Company’s registered share capital from 10,000,000 to 50,000,000 Ordinary Shares.

Background

        Our Memorandum and Articles of Association, as currently in effect, authorizes us to issue 10,000,000 Ordinary Shares of no par value. On February 27, 2005, our Board of Directors recommended that our shareholders approve an amendment to our Memorandum and Articles of Association to increase the number of our authorized Ordinary Shares to 50,000,000 shares.

        The additional Ordinary Shares to be authorized by approval of the proposed amendment would have rights identical to our currently outstanding Ordinary Shares. Because holders of ordinary shares have no preemptive rights to purchase or subscribe for any unissued shares, the issuance of additional shares would reduce the current shareholders’ percentage ownership interest in the total outstanding shares. An increase in the number of shares outstanding could have an anti-takeover effect in that additional shares could be issued in one or more transactions that could make a change in control or takeover of us more difficult. If the proposed amendment is approved by our shareholders, it will become effective upon the date of approval.

        As of February 28, 2005, there were 4,540,718 Ordinary Shares outstanding. In addition, as of February 28, 2005, (i) a total of 1,410,614 Ordinary Shares were reserved for issuance pursuant to our various stock option plans, in respect of which options to acquire 1,188,329 Ordinary Shares were outstanding as of that date, and (ii) a total of 2,270,359 Ordinary Shares were reserved for issuance pursuant our shareholder bonus rights plan.

Purposes and Effects of Share Capital Increase

        On February 28, 2005, we announced that our Board of Directors had approved a three-for-one stock split of our Ordinary Shares that was subject to the approval by our shareholders of an increase in our authorized share capital from 10,000,000 shares to 50,000,000 shares. Accordingly, the principal purpose of the proposed amendment to our Memorandum and Articles of Association is to authorize additional Ordinary Shares that will be available for issuance to the holders of our Ordinary Shares as part of our proposed three-for-one stock split, which will be effected in the form of a stock dividend. We will also need additional Ordinary Shares to reserve for issuance under our stock option and bonus rights plans as a result of this stock split.

        Our Board of Directors believes that a stock split is desirable to increase the liquidity of our Ordinary Shares on the Nasdaq Stock Market and the Tel Aviv Stock Exchange. If the proposed amendment is approved by our shareholders, we will distribute to our shareholders, for no consideration, two additional Ordinary Shares for each Ordinary Share that they own on the record date to be established for the distribution. For example, a shareholder holding 500 Ordinary Shares on the record date would receive an additional 1,000 Ordinary Shares. However, each shareholder’s proportionate ownership of our issued and outstanding Ordinary Shares immediately following the stock split would remain the same. There can be no assurance that our Ordinary Shares will trade at a price in proportion to the increase in the number of outstanding shares resulting from the stock split. It is expected that the record date and the distribution of the additional shares to be issued will occur in April 2005.

        The stock split will also affect the outstanding options under our various stock plans. Generally, our employee stock option plans, our shareholder bonus rights plan and other documents pertaining to our share capital include provisions providing for adjustments to the number of Ordinary Shares in the event of a stock split or stock dividend in order to maintain the same economic effect. For example, if the three-for-one stock split is implemented as proposed, each of the outstanding options to purchase our Ordinary Shares granted under one of stock option plans would represent the right to purchase that number of Ordinary Shares equal to three times the number of the Ordinary Shares previously covered by the options and the exercise price per share would be one-third of the previous exercise price.

        In addition, if the proposed amendment is approved by our shareholders, additional shares will be available for general corporate purposes. The Board of Directors believes that the proposed increase in the number of authorized Ordinary Shares is necessary to provide our company with the flexibility to pursue opportunities without added delay and expense. The additional shares authorized could be issued at the direction of the Board of Directors from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business, a split or dividend on then outstanding shares or in connection with any employee share plan or program. Any future issuances of authorized shares may be authorized by the Board of Directors without any futher action by shareholders, except as required by applicable rules of the Nasdaq Stock Market or Israeli law.

        If the proposed amendment is adopted, approximately 9.1 million Ordinary Shares would be distributed to our shareholders in connection with the proposed stock split, approximately 2.8 million Ordinary Shares would be reserved for issuance pursuant to our stock option plans and an additional approximately 4.5 million Ordinary Shares would be reserved for issuance pursuant to our shareholder bonus rights plan. Thereafter, in addition to the shares reserved for issuance pursuant to our various stock option plans and our rights plan (as adjusted by the stock split), approximately 25.3 million Ordinary Shares will be available for future issuance.

Vote Required

        The affirmative vote of the holders of 66-2/3% of the Ordinary Shares present, in person or by proxy, and voting on the matter is required for the proposed amendment to our Memorandum and Articles of Association.

Proposed Resolutions

        It is proposed that at the Meeting the following resolutions be adopted:

        “RESOLVED, that Article 4 of the Articles of Association of the Company, as amended, and Section 4(a) of the Company’s Memorandum of Association, as amended, be amended to read as follows:

‘The share capital of the Company is fifty million (50,000,000) Ordinary Shares of no nominal value.’

        RESOLVED, that if the foregoing amendment to the Fourth Amended and Restated Articles of Association of the Company is approved, the Board of Directors of the Company shall be authorized, in its discretion, to restate the Articles of Association of the Company, which shall be referred to thereafter as the “Fifth Amended and Restated Articles of Association” of the Company.”

        The Board of Directors recommends a vote FOR approval of the proposed resolutions.

ITEM 2 – Approval of an amendment to the Company’s Articles of Association with respect to notices to shareholders outside Israel.

        The final clause of Article 69(d) of the Company’s Articles of Association provides as follows:

“[N]otice by the Company of a General Meeting which is published in one daily newspaper in New York, New York, U.S.A. and in one international wire service shall be deemed to have been duly given on the date of such publication to any member whose address as registered in the Register of Members (or as designated in writing for the receipt of notices and other documents) is located outside Israel” (emphasis added).

        We believe that a press release disseminated over an international wire service provides adequate notice to shareholders located outside of Israel and that an additional advertisement placed in a newpaper published in New York City accomplishes very little other than to increase the Company’s expenses.

        Accordingly, we propose to amend our Articles of Association by deleting the words “in one daily newspaper in New York, New York, U.S.A. and” from Article 69(d).

Vote Required

        The affirmative vote of the holders of 66-2/3% of the Ordinary Shares present, in person or by proxy, and voting on the matter is required for the proposed amendment to our Articles of Association.

Proposed Resolutions

        It is proposed that at the Meeting the following resolutions be adopted:

        “RESOLVED, that Article 69(d) of the Articles of Association of the Company, as amended, be amended by deleting the words: ‘in one daily newspaper in New York, New York, U.S.A. and’.

        RESOLVED, that if the foregoing amendment to the Fourth Amended and Restated Articles of Association of the Company is approved, the Board of Directors of the Company shall be authorized, in its discretion, to restate the Articles of Association of the Company, which shall be referred to thereafter as the “Fifth Amended and Restated Articles of Association” of the Company.”

        The Board of Directors recommends a vote FOR approval of the proposed resolutions.

ITEM 3 – APPROVAL FOR ERIC PANETH TO SERVE AS BOTH CHAIRMAN
AND CHIEF EXECUTIVE OFFICER

        According to sections 95(a) and 121(c) of the Companies Law, the chief executive officer of a public company is permitted to serve also as the chairman of the board only if approved by the shareholders. The shareholders may give such approval for a period of up to three years from the date of approval.

        Eric Paneth has served as both our Chairman of the Board and Chief Executive Officer since our founding in 1990, and our board of directors believes that it is in the best interest of our company to allow him to continue to do so. Even if this matter is approved, Mr. Paneth, if nominated by our Board of Directors, will be required to stand for reelection as a director at each annual general meeting of our shareholders. In addition, his service as Chairman of the Board and as Chief Executive Officer will each continue to be at the pleasure of our Board of Directors.

Vote Required

        Approval of this matter will require the affirmative vote of a majority of the shares present, in person or by proxy, and voting on the matter.

Proposed Resolution

        It is proposed that at the Meeting the following resolution be adopted:

        “RESOLVED, that the shareholders of the Company hereby authorize Eric Paneth to continue to serve as both the Company’s Chairman of the Board and Chief Executive Officer for a period of up to three years following the date of this resolution.”

        The Board of Directors recommends that the shareholders vote FOR approval of the proposed resolutions.

OTHER BUSINESS

        Management knows of no other business to be transacted at the Meeting, but, if any other matters are properly presented at the Meeting in accordance with applicable law and our Articles of Association, the persons named in the enclosed form of proxy will vote upon such matters in accordance with their best judgment. The votes on any such matters will take place subsequent to the votes on all the items set forth above.

By Order of the Board of Directors, Eric Paneth Chairman of the Board and Chief Executive Officer Izhak Tamir President

Dated: March 2, 2005